Exhibit 2.1

VIPR Industries, Inc.
(formerly Synergy Media, Inc.)

a development stage company

FINANCIAL STATEMENTS

December 31, 2007
(Unaudited)

VIPR Industries, Inc.
a development stage company
BALANCE SHEET
(Unaudited)

	December 31	December 31
	2007	2006

ASSETS
Current
Cash	$-	$-
	-	-

Resource Exploration Projects	565,979	-

	$565,979	$-

LIABILITIES
Current
Accounts payable and accrued liabilities	$-	$-
Accrued interest	3,774	2,886
	3,774	2,886

Due to related parties	20,161	-

Convertible promissory note	8,880	8,880

	32,815	11,766

STOCKHOLDERS’ EQUITY (DEFICIT)
Common Stock, par value $0.001 Authorized: 250,000,000 shares of common stock 10,000,000 shares of preferred stock Issued: 5,667,546 shares of common stock (December 31, 2006: 2,803)	5,668	3

Additional paid in capital	3,247,991	2,625,844

Deficit	(2,720,495)	(2,637,613)
	533,164	(11,766)

	$565,979	$-

Approved:

“Michael Gerstner”, President

VIPR Industries, Inc.
a development stage company
STATEMENT OF OPERATIONS AND DEFICIT
(Unaudited)

			Cumulative from December 31,
	Year ended December 31		2004 - inception of
			development stage -
	2007	2006	to December 31, 2007
Revenue	$-	$-	$-

Expenses

Corporate restructuring	61,833	-	61,833
Interest	888	888	3,774
Professional fees	19,157	-	19,157
Listing and share transfer	112	-	112
Administration and Office	-	8,880	8,880
Rent and office services	-	-	-
Shareholder communication	892	-	892
Telephone	-	-	-
	82,882	9,768	94,648

Loss For The Period	(82,882)	(9,768)	(94,648)

Deficit, Beginning Of Period	(2,637,613)	(2,627,845)	(2,827,753)
Adjustment to opening deficit	-	-	201,906

Deficit, End Of Period	$(2,720,495)	$(2,637,613)	$(2,720,495)

Loss Per Share	$(0.05)	$(3.48)

Weighted Average Number Of Shares Outstanding	1,794,892	2,803

VIPR Industries, Inc.
a development stage company
STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)
Year Ended September 30, 2007
(Unaudited)

	Additional	Accumu-	Total
	Paid in	lated	Stockholder	Equity	Equity
	Shares	Amount	Capital	(Deficit)	(Deficit)

Balance December 31, 2005	944	$1	$2,625,846	$(2,625,847)	$-

Adjustment	1,859	2	(2)	(1,998)	(1,998)

Net loss for year	-	-	-	(9,768)	(9,768)

Balance December 31, 2006	2,803	3	2,625,844	(2,637,613)	(11,766)

Issuance of common stock:
-for services	4,950	5	61,828	-	61,833
-for mineral claims	5,659,793	5,660	560,319	-	565,979

Net loss for the year	-	-	-	(82,882)	(82,882)

Balance December 31, 2007	5,667,546	$5,668	$3,247,991	$(2,720,495)	$533,164

VIPR Industries, Inc
a development stage company
STATEMENTS OF CASH FLOWS
(Unaudited)

			Cumulative from December
			31, 2004
	Year ended December 31		- inception of development
			stage -
	2007	2006	to December 31, 2007
Cash Flows From Operating Activities
Loss for the period	$(82,882)	$(9,768)	$(94,648)
Add (Deduct): Items not affecting cash:	61,833	-	61,833
	(21,049)	(9,768)	(32,815)
Change in non-cash working capital items:
Accrued interest	888	888	3,774
	(20,161)	(8,880)	(29,041)

Cash Flows From Investing Activities	-	-	-
	-	-	-

Cash Flows From Financing Activities
Advances from related parties	20,161	-	20,161
Promissory note	-	8,880	8,880
	20,161	8,880	29,041

Increase (Decrease) In Cash	-	-	-

Cash, Beginning Of Period	-	-	-

Cash, End Of Period	$-	$-	$-

Non cash transactions	2007	2006

Acquisition of resource exploration projects	$565,979	$-
Corporate restructuring expense	$61,833	$-

Total non cash transactions	$67,493	$-

VIPR Industries, Inc
a development stage company
NOTES TO FINANCIAL STATEMENTS
YEAR ENDED DECEMBER 31, 2007
(Unaudited)

1.	NATURE OF OPERATIONS AND GOING CONCERN

The Company was incorporated under the laws of the State of Nevada on February 24, 1987. The Company ceased all operating activities during the period from June 30, 1996 to December 31, 2005 and was considered dormant. Since December 31, 2005 the Company has had no tangible business, in the development stage, and has not commenced planned principal operations.

The accompanying financial statements have been prepared on the basis of accounting principles applicable to a ‘going concern’ on the assumption that the Company will continue in operation for at least one year and will be able to realize its assets and discharge its liabilities in the normal course of operations.

These financial statements for the year ended December 31, 2007 do not reflect adjustments that would be necessary if the Company were unable to continue as a ‘going concern’. While management believes that the actions already taken or planned will mitigate adverse conditions and events which raise doubt about the validity of the ‘going concern’ assumption used in preparing these financial statements, there can be no assurance that these actions will be successful. If the Company were unable to continue as a ‘going concern’ then adjustments would be necessary to the reported amounts in these financial statements.

The Company has incurred net losses of $2,720,495 to December 31, 2007, has a liquidity problem and requires additional financing in order to continue developing recently initiated business activities (section 5) on an ongoing basis. The Company is actively pursuing financing in regard to its new business pursuant to section 5, is in discussions with various third parties, although no firm commitments have thus far been obtained. The Company’s capital requirements will depend on numerous factors including, but not limited to, its stock price, viability of its assets, continued progress in finding a merger candidate, and the pursuit of further business opportunities.

Prior to December 31, 1996 the Company was an operating company with its common shares quoted for trading on the OTCBB. The Company is not current in its reporting status with the SEC and has not filed any periodic reports since its March 31, 1996 first quarter. Subsequently, the Company ceased all business operations. During the same period all of the Company’s officers and directors ceased acting on behalf of the Company and abandoned their obligations to the Company and its shareholders.

On May 11, 2005 a complaint was filed in the Superior Court for Washoe County, Nevada seeking the appointment of a custodian for the Company under Nevada Revised Statutes 78.347(2).

On June 14, 2005 a custodian of the Company was appointed and commenced an investigation of the assets, liabilities and business condition of the Company. As a result of the investigation by the custodian, a report was prepared and filed with the Court finding that there were no apparent assets, liabilities or business of the Company existing or enforceable and that there were 11,802,897 common shares and nil preferred shares issued and outstanding.
Further, based on his investigation, the custodian was unable to locate any assets belonging to the Company and no records of any valid remaining liabilities, liens, judgments, warrants, options or other claims against the Company or its capital stock. Subsequent to June 14, 2005 the Company confirmed with its transfer agent that a further 23,234,062 common shares were issued and outstanding from 2001.

In the event that any liabilities, liens, judgments, warrants, options or other claims against the Company arise, these will be recorded when discovered.

The accompanying financial statements were prepared on the basis of that investigation, as approved by the Court.

2.	SUMMARY OF ACCOUNTING POLICIES

This summary of accounting policies is presented to assist in understanding the Company’s financial statements. The accounting policies conform to accounting principles generally accepted in the United States and have been consistently applied in the preparation of the financial statements.

Cash and Cash Equivalents
For purposes of the statement of cash flows, the Company considers all debt instruments purchased with a maturity of three months or less to be cash equivalents to the extent the funds are not being held for investment purposes.

Pervasiveness of Estimates
The preparation of financial statements in conformity with generally accepted accounting principles require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

Loss per Share
Basic loss per share has been computed by dividing the loss for the year applicable to the common stockholders by the weighted average number of common shares outstanding during the years. There were no common equivalent shares outstanding at December 31, 2006.

Concentration of Credit Risk
The Company has no significant off-balance-sheet concentrations of risk such as foreign exchange contracts, options contracts or other foreign hedging arrangements.

3.	INCOME TAXES

The Company accounts for income taxes under the provisions of SFAS No. 109 ‘Accounting for Income Taxes’. SFAS No. 109 requires recognition of deferred income tax assets and liabilities for the expected future income tax consequences, based on enacted tax laws, of temporary differences between the financial reporting tax bases of assets and liabilities.

4.	DEVELOPMENT STAGE COMPANY

Until recently, the Company has been Dormant and has not had any principal operations, and in common with a development stage company, has had recurring losses. The Company’s financial statements are prepared using generally accepted accounting principles applicable to a going concern which contemplates the realization of assets and liquidation of liabilities in the normal course of business. Although the Company is in discussions on potential financing’s, the Company does not yet have significant cash or other material assets, nor does it have an established source of revenues sufficient to cover its operating costs and to allow it to continue as a going concern. In the interim, shareholders of the Company have committed to meeting its minimal operating expenses.

From June 14, 2005 to March 1st, 2008 all activities of the Company have been conducted by corporate officers from either their homes or business offices. Currently, there are no outstanding debts owed by the Company for the use of these facilities during that time period, and there is no further requirement for use of these types of facilities. As of March 1st, 2008, the Company retained office space in order to conduct its day to day business affairs. Its principle offices are now located at: First Canadian Place, 100 King St. West, 37th floor, Toronto, Ontario, Canada, M5X-1C9.

5.	RECENTLY INITIATED RESOURCE EXPLORATION PROJECTS

By agreement dated November 24, 2007 and as amended February 14, 2008 the Company acquired the rights to two mining projects (the ‘Kinti Projects’) in Tanzania for the issuance of 5,659,793 shares of common stock of the Company to Kinti Group Inc, a company incorporated and registered in Ontario and Tanzania.
The projects consist of:

-	Singida Mining Concessions comprised of eight claim blocks covering approximately 73 hectares.
-	Itigi Manyoni Uranium Prospect covering approximately 170,000 hectares.

Pursuant to the acquisition of the Kinti Projects the Company intends to raise $1,000,000 for the issuance of common shares at no less than $0.25 per share.

As of March 1st, 2008, the Company retained office space in order to conduct its day to day business affairs. Its principle offices are now located at: First Canadian Place, 100 King St. West, 37th floor, Toronto, Ontario, Canada, M5X-1C9.

6.	CONVERTIBLE PROMISSORY NOTE

The promissory note payable is due on demand, bears interest at 10% per annum, is due on demand and is convertible to common shares at $0.001 per share. Subsequent to the year ended December 31, 2007 the note payable was converted to shares of common of the Company. (note 8)

7.	COMMON STOCK

a)
Prior to December 31, 2005 the Company issued 11,802,897 shares of common stock (944 post consolidation) for cash and other consideration and issued 23,234,062 shares for services (1,859 post consolidation shares). On November 16, 2007 the Company issued 61,833,333 shares of common stock (4,950 post consolidation shares) for services valued at $61,833 rendered to the Company and related to the reorganization of the Company. On November 16, 2007 the shareholders approved a consolidation of share capital on a 12,500 old for 1 new share basis and a change of name to VIPR Industries Inc., resulting in 7,753 post consolidation shares outstanding.

b)	Effective November 24, 2007 the Company issued 5,659,793 (post consolidation) shares of common stock to acquire the Kinti Projects in Tanzania valued by management at $565,979. (note 5)

8.	SUBSEQUENT EVENT

Subsequent to December 31, 2007 the Company issued 13,206,182 shares of common stock in settlement of the convertible promissory note and accrued interest. (note 6)